                                      AGREEMENT

     This Agreement made and entered into this 18th day of October, 1998 by and between BRC Holdings, Inc. a Delaware corporation (the "Company") and Paul Stoffel ("Stoffel").

                                     WITNESSETH:

     WHEREAS, with the knowledge of the Board of Directors of the Company (the "Board"), Stoffel has from time to time in the past sought expressions of interest from one or more third parties regarding acquisition by such parties of all of the issued and outstanding equity securities of the Company; and

     WHEREAS, Stoffel has provided certain additional services to the Company in connection with the activities contemplated in the foregoing resolution, including making himself personally available for discussions with third parties regarding the Company, its businesses, assets and affairs and coordinating efforts of the Company's management in providing information to third parties; and

     WHEREAS, as a result of Stoffel's services, the Company expects to receive a proposal from a third party relating to the acquisition by that third party of all of the Company's issued and outstanding equity securities; and

     WHEREAS, a disinterested majority of the Board, after full and fair discussion of all matters relating thereto, has unanimously determined that Stoffel is entitled to receive, as compensation for his efforts in obtaining proposals on behalf of certain consideration described below, under the circumstances set forth.

     NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the Company and Stoffel agree as follows:

     1. As payment for services rendered to the Company in connection with soliciting the interest of third parties in entering into a transaction with the Company, including obtaining and sustaining the interest of certain third parties in making such an acquisition and assisting in the negotiation of the agreement relating thereto, the Company agrees to pay to Stoffel a cash fee of $1,300,000 as provided in paragraph 2 below.

     2. The case fee referred to in paragraph 1 above shall be paid to Stoffel within two business days after the consummation of a Transaction that occurs prior to December 31, 2000. For purposes of this agreement, a "Transaction" shall be deemed to have been consummated upon the earliest of the following events to occur: (a) the acquisition of at least a majority of the outstanding common stock of the Company by any person or entity unaffiliated with the Company as of the date hereof, (b) a merger, consolidation or other business combination of the Company with by any person or entity unaffiliated with the Company as of the date hereof or (c) the acquisition by any person or entity unaffiliated with the Company as of the date hereof of not less than a majority of the assets of the Company.

     3. As Stoffel has been acting on behalf of the Company, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which schedule is an integral part hereof.

     4. This agreement shall be binding upon and inure to the benefit of the Company and Stoffel and their respective successors and assigns.

     IN WITNESS WHEREOF, this Agreement is entered into the day and year first above written.


                                   BRC HOLDINGS, INC.

                                   By:  /s/ Jerrold L. Morrison
                                       --------------------------------------
                                   Its: President and Chief Operating Officer
                                       --------------------------------------

                                        /s/ Paul Stoffel
                                       --------------------------------------

                                       Paul Stoffel


                                      2.

                                      SCHEDULE I

     This Schedule I is a part of and is incorporated into that certain agreement (together, the "Agreement"), dated October 18, 1998, by and between BRC Holdings, Inc. (the "Company") and Paul Stoffel ("Stoffel").

     The Company agrees to indemnify and hold harmless Stoffel and his affiliates, (each such entity or person an "Indemnified Person") from and against any losses, claims, damages, judgements, assessments, costs and other liabilities (collectively, "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services heretofore tendered or to be rendered by any Indemnified Person in connection with this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgement of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).

     Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by Stoffel, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Stoffel. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel.
The Company shall not be liable for any settlement of any Action effected without its written consent. In addition, the Company will not, without prior written consent of Stoffel, settle, compromise or consent to the entry of any judgement in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified person from all Liabilities arising out of such Action.

     In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to Stoffel, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Stoffel, on the other hand, in connection with the matters as to which such Liabilities and Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Stoffel pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to Stoffel, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to Stoffel under this Agreement.

     The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgement of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

     The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.


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